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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 333-62181-05

                               UPR CAPITAL COMPANY
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             (Exact name of registrant as specified in its charter)

                            400-425 First Street SW
                                Calgary Alberta
                                 Canada L2P4V4
                                 (403) 231-0111
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                        Non-Convertible Debt Securities*
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                        Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii)  [ ]                        Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                        Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                        Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
0

* The registrant was a co-registrant on a registration statement filed with the Commission on August 25, 1998 (file number 333-62181). The registration statement was declared effective by the Commission. The registrant never issued any securities under the registration statement.

Pursuant to the requirements of the Securities Exchange Act of 1934, UPR Capital Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   August 1, 2000
                                    UPR CAPITAL COMPANY


                                    By:     /s/ Michael E. Rose

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                                    Michael E. Rose
                                    Vice President and Chief Financial Officer